Exhibit 12
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                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Nine Months September 30, 1998
                             (Dollars In Thousands)


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EARNINGS:
  Income from Continuing Operations before
    income taxes                                               $ 143,040
     Add (Deduct):
         Minority Share of Losses                                (41,885)
         Earnings on Equity Method                               (31,624)
         Distributions from Minority Subsidiaries                 19,748
         Amortization of Capitalized Interest                        867
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                38,006
                                                               ---------
                                                                 128,152

     Add fixed charges:
         Consolidated interest expense                           112,742
         Interest Portion (1/3) of Consolidated Rent Expense      10,860
                                                               ---------
                                                               $ 251,754
                                                               =========
  FIXED CHARGES:
  Consolidated interest expense                                $ 112,742
  Capitalized interest                                               132
  Interest Portion (1/3) of Consolidated Rent Expense             10,860
                                                               ---------
                                                               $ 123,734
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES                                  2.03
                                                               =========

  Tax-Effected Redeemable Preferred Dividends                  $     138
  Fixed Charges                                                  123,734
                                                               ---------
         Fixed Charges and Redeemable Preferred Dividends      $ 123,872
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                2.03
                                                               =========
  Tax-Effected Preferred Dividends                             $   2,592
  Fixed Charges                                                  123,734
                                                               ---------
         Fixed Charges and Preferred Dividends                 $ 126,326
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                           1.99
                                                               =========


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